Exhibit 10.1
Blucora, Inc.
2015 Executive Bonus Plan

This plan document outlines the Blucora Executive Bonus Plan (the “Plan”) for calendar year 2015.

PLAN OBJECTIVES

•	Align the compensation of executive management to key financial drivers.

•	Provide variable pay opportunities and targeted total cash compensation that is competitive within our markets.

•	Increase the competitiveness of executive pay without increasing fixed costs, making bonus payments contingent upon organizational and individual success.

•	Provide discretionary variable compensation that reflects the achievement of non-financial goals, including goals related to operations, culture, values, and leadership.

•	Create internal consistency and standard guidelines among the executive peer group.

EFFECTIVE DATE
The Plan was adopted by the Compensation Committee on February 5, 2015, and is effective for calendar year 2015. The Plan may be changed at any time at the sole discretion of the Compensation Committee of the Board of Directors.

PARTICIPATION ELIGIBILITY, BONUS TARGETS AND PAYOUT TIMING
The positions eligible for participation in the Plan are listed in the table below. Each participant’s annual bonus target, which is stated as a percentage of annual base salary, is also set forth in the table below. If the executive leadership team changes composition, any additions to the Plan will be recommended by the CEO and approved by the Compensation Committee. Payment of bonuses awarded under this Plan will be made annually, following the conclusion of the calendar year.

Job Title	Target Bonus %
President and Chief Executive Officer	100%
Chief Financial Officer and Treasurer	60%
EVP Corporate Development	55%
Chief Legal and Administrative Officer	60%
General Counsel and Secretary	45%
Executive Vice President, Human Resources	35%
President, InfoSpace	60%
President, TaxACT	60%
President, Monoprice	60%

PLAN DESIGN
The Plan includes financial performance components and a discretionary component that is based on individual objectives and the CEO’s (or, with respect to the CEO, the Compensation Committee’s) subjective evaluation of that individual’s performance. The determination of the achievement of the discretionary component will be based on a holistic review of overall performance by the executive, and should take into account relevant factors, which may include, but are not limited to, achievement of non-financial performance objectives, the manner in which the executive embodies the Company's values and cultural goals, and the leadership demonstrated by the executive in his or her areas of influence. The financial performance components and the weighting of the discretionary component differ among plan participants as noted in the table below.

Job Title /	Financial Components							Discretionary
Bonus Payment Scale	BCOR Revenue	BCOR Adj EBITDA	Segment Revenue	Segment Income	Non-legacy Revenue	Tax DDIY Efiles	Tax Prep Efiles	Component
President and CEO / A	20%	60%						20%
CFO and Treasurer / A	20%	60%						20%
EVP Corp. Dev. /A	20%	60%						20%
Chief Legal & Administrative Officer/A	20%	60%						20%
GC and Secretary / A	20%	60%						20%
EVP, Human Resources / A	20%	60%						20%
Pres., InfoSpace / B			15%	40%	25%			20%
Pres., TaxACT / C			20%	30%		20%	10%	20%
Pres., Monoprice / D			40%	40%				20%

Each financial component may be achieved at a payout percentage ranging from 0 to 165% and discretionary component may be achieved at a payout percentage ranging from 0% to 100%, with the result that the aggregate maximum payout level under the Plan for each executive is 152%. The relevant Executive Bonus Payment Scale set forth in the Bonus Scales section is applied to determine the payout percentage of the financial performance components. The financial performance component targets at 100% match the corresponding operating plan targets approved by the Board of Directors in December 2014. The level of achievement of the discretionary component is subjectively determined on a semi-annual basis by the CEO (or, with respect to the CEO, by the Compensation Committee). Efile targets shall be adjusted based on actual overall market performance relative to the assumptions for overall market performance in the budget model.

Financial Targets

The financial performance components used to determine the bonus achievement are defined below. All components subject to normalization (e.g., removal of non-recurring expenses and/or revenue) shall only be so adjusted by the Compensation Committee.

•	BCOR Revenue: Consolidated, externally reported Revenue

•	BCOR Adjusted EBITDA: Consolidated, externally reported EBITDA, normalized for internally developed software and other non-operational items

•	Segment Revenue or Income (as applicable): externally reported Income or Revenue for the applicable segment, with Income normalized for internally developed software and other non-operational items

•	Non-Legacy Revenue: Revenue generated by the HowStuffWorks business, the content aggregation initiative, and any other new initiatives launched by InfoSpace in 2015

•	Tax DDIY Efiles: Number of online and desktop accepted efiles generated through the consumer tax preparation site/software during the IRS designated filing season

•	Tap Prep Efiles: Accepted efiles generated through the professional tax preparation software during the IRS designated filing season

Bonus Scales
The applicable Executive Bonus Payment Scale below will be used to calculate the available amounts to be paid to each executive based on the financial performance components.

Executive Bonus Payment Scale A (BCOR)
Performance Level	Financial Performance vs. Target	Bonus Payout Percentage	Added Payout Rate Per 1% Attainment
Below Threshold	0% - 84%	0.0%	----
Threshold	85%	50.0%	----
	86% - 95%	54.5% - 95.0%	4.5%
	96% - 99%	96.0% - 99.0%	1.0%
Target	100%	100.0%	----
	101% - 105%	101.0% - 105.0%	1.0%
Acceleration	106% - 115%	111.0% - 165.0%	6.0%
Maximum	≥ 115%	Capped at 165.0%	----

Executive Bonus Payment Scale B (InfoSpace)
Performance Level	Financial Performance vs. Target	Bonus Achievement Percentage	Added Payout Rate Per 1% Attainment
Below Threshold	0% - 79%	0.0%	----
Threshold	80%	50.0%	----
	81% - 95%	53.0% - 95.0%	3.0%
	96% - 99%	96.0% - 99.0%	1.0%
Target	100%	100.0%	----
	101% - 105%	101.0% - 105.0%	1.0%
Acceleration	106% - 120%	109.0% - 165.0%	4.0%
Maximum	≥ 120%	Capped at 165.0%	----

Executive Bonus Payment Scale C (TaxACT)
Performance Level	Financial Performance vs. Target	Bonus Achievement Percentage	Added Payout Rate Per 1% Attainment
Below Threshold	0% - 94%	0.0%	----
Threshold	95%	50.0%	----
	96% - 99%	62.25% - 99.0%	12.25%
Target	100%	100.0%	----
	101%	101.0%	1.0%
Acceleration	102% - 105%	117.0% - 165.0%	16.0%
Maximum	≥ 105%	Capped at 165.0%	----

Executive Bonus Payment Scale D (Monoprice)
Performance Level	Financial Performance vs. Target	Bonus Achievement Percentage	Added Payout Rate Per 1% Attainment
Below Threshold	0% - 89%	0.0%	----
Threshold	90%	50.0%	----
	91% - 95%	59.0% - 95.0%	9.0%
	96% - 99%	96.0% - 99.0%	1.0%
Target	100%	100.0%	----
	101% - 105%	101.0% - 105.0%	1.0%
Acceleration	106% - 110%	117.0% - 165.0%	12.0%
Maximum	≥ 110%	Capped at 165.0%	----

•	Rounding. Performance results will be rounded up to the nearest whole percentage point. For example, if the calculated performance achievement percentage is 79.1%, it will be rounded up to 80%.

•
Performance Thresholds. There will be no payout for a financial performance component if the minimum specified threshold is not achieved. However, if the threshold for one financial performance component is not achieved, a bonus may still be earned on the other financial performance component(s), provided performance for that measure achieves the applicable threshold. The discretionary component is independent of the financial performance components, and may be awarded whether or not the threshold for any financial performance components has been met.

•
Acceleration Below and Above Target. For determining bonus achievement percentage where a range is indicated in the financial performance vs. target column, the whole percentage point of financial performance achieved is mapped to the corresponding bonus achievement percentage using a linear scale between the low and high points in the range.

EMPLOYMENT REQUIREMENTS
In order to be eligible for a bonus payment under the Plan, and for a bonus to be considered earned under the Plan, participants must be employed at the end of the fiscal year; provided, however, that if a participant’s employment is terminated during the year “without Cause” or by the participant for “Good Reason” or due to “Constructive Termination” as such terms are defined in the applicable participant’s employment agreement, then the participant will be entitled to accrued bonus as of the date of his or her termination. Accrued bonus will be calculated as (a) pro-rata achievement of financial performance components based on the then-current annual forecast and (b) pro-rata achievement of the objectives/discretionary component at the level communicated at the conclusion of the semi-annual measurement period, or with respect to any measurement period which has not yet been completed and communicated, achievement of the objectives/discretionary component at the level subjectively determined by the CEO (or, with respect to the CEO, the Compensation Committee).

APPROVAL
All bonus payments made to executives will be submitted to the Compensation Committee for final approval. The Compensation Committee may adjust the final bonus amount as it deems appropriate. The Committee has complete discretion to adjust bonus awards to reflect changes in the industry, company, the executive’s job duties or performance, or any other circumstance the Committee determines should impact bonus awards.